Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138157 on Form S-8 of our reports dated May 23, 2008 relating to the consolidated financial statements and financial statement schedule of Stanley, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Stanley, Inc.’s adoption of FASB Interpretation No. 48 and FASB Statement 123(R), new accounting standards), and the effectiveness of Stanley, Inc.’s  internal control over financial reporting dated May 23, 2008, appearing in this Annual Report on Form 10-K of Stanley, Inc. for the year ended March 31, 2008.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 27, 2008